Exhibit 10.20

TRANE INC.

SUPPLEMENTAL SAVINGS PLAN

(Restated to include all amendments through July 1, 2009)

Section 1. Purpose The purpose of the Plan is to provide those participants in the Trane Savings Plan (the “Savings Plan”) and the Trane Pension Plan (the “Pension Plan”), who are not Corporate Officers participating in the Company’s SERP, and whose employer contributions under the Savings Plan and the Pension Plan have been cut back by the statutory reduction to the amount of annual compensation recognizable for qualified plan benefit accruals under Section 401(a)(17) of the Code, with an annual benefit, subject to certain limitations, to roughly reflect the equivalent value of lost Savings Plan and Pension Plan contributions.

Section 2. Definitions Whenever used herein, the following terms shall have the meanings set forth below. Words in the masculine gender shall also include the feminine gender.

2.1 Affected Earnings means that portion, if any, of a Participant’s Eligible Compensation for a calendar year in excess of the Statutory Limitation, provided that, if more than one Valuation Date occurs in a calendar year, the Plan Administrator shall allocate Affected Earnings in such manner as the Plan Administrator shall specify from time to time.

2.2 Applicable Interest Rate means for any calendar year, the interest rate used to credit interest to Participants’ accounts under the Pension Plan.

2.3 Board means the Board of Directors of Ingersoll-Rand plc (“Ingersoll Rand”).

2.4 Cash Account means a separate memorandum account established in respect of a Participant which shall be credited with awards under the Plan intended to compensate such Participant for employer contributions under the Pension Plan which have been cut back due to the Statutory Limitation.

2.5 Code means the Internal Revenue Code of 1986, as amended, or any subsequent income tax law of the United States. References to Code shall be deemed to include all subsequent amendments of those sections or the corresponding provisions of any subsequent income tax law.

2.6 Company means Trane Inc., a Delaware corporation.

2.7 Disability means, effective January 1, 2005, the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (ii) is by reason of medically determinable physical or mental impairment, which can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant’s employer.

2.8 Eligible Compensation means, for any calendar year beginning on or after January 1, 2006, the Participant’s total remuneration, up to a maximum of $250,000 ($235,000 for calendar years prior to January 1, 2006), that would have been included in the definition of compensation under the Savings Plan and the Pension Plan but for the Statutory Limitation.

2.9 Employer Contribution Percentage means for each Participant the sum of (a) 3% plus (b) the percentage of such Participant’s compensation for which the Company actually provided a matching contribution under the Savings Plan during the year, determined by taking into account (i) such Participant’s level of contributions throughout the year and (ii) whether or not such Participant also participated in the Pension Plan.

2.10 Fair Market Value on any date means the closing price of a Share on such date as reported on the New York Stock Exchange consolidated reporting system, provided that, in the event that there are no Ordinary Share transactions reported on such date, Fair Market Value shall mean the closing price of a Share on the immediately preceding date on which Ordinary Share transactions were so reported.

2.11 Ordinary Shares means the ordinary shares, par value $1.00 per share, of Ingersoll Rand.

2.12 Participant means with respect to each calendar year any participant in the Savings Plan or the Pension Plan, who is not a corporate officer of the Company who also actively participates in the Company’s Executive Supplemental Retirement Benefit Program (the “SERP”), and whose allowable employer contributions under the Savings Plan or the Pension Plan have been determined by the Plan Administrator to have been cut back by the Statutory Limitation.

2.13 Plan means this Trane Inc. Supplemental Savings Plan.

2.14 Plan Unit means a Participant’s right to receive pursuant to the Plan one Share upon such Participant’s Termination of Employment, which right is subject to forfeiture in accordance with Section 14 (a) of the Plan.

2.15 Separation from Service means, with respect to a Participant, the Participant’s “separation from service” within the meaning of Section 409A of the Code and the regulations and interpretative guidance promulgated thereunder.

2.16 Share means an Ordinary Share.

2.17 Statutory Limitation means for any calendar year the maximum dollar amount of compensation that may be taken into account under the Savings Plan and the Pension Plan pursuant to section 401(a) (17) of the Code.

2.18 Stock Account means a separate memorandum account established in respect of a Participant which shall be credited with Plan Units intended to compensate such Participant for employer contributions under the Savings Plan which have been cut back due to the Statutory Limitation.

2.19 Termination of Employment means (i) with respect to a Participant whose active service ends prior to January 1, 2008, a Participant’s termination of service as such is defined for purposes of the ESOP, the Savings Plan and the Pension Plan and (ii) with respect to a Participant whose active service ends after December 31, 2007, a Participant’s Separation from Service.

2.20 Valuation Date means the last day of any calendar year (or such other date or dates as the Plan Administrator may specify from time to time).

2.21 WABCO Spin Off means the distribution by the Company of WABCO Holding, Inc. to the Company’s shareholders.

Section 3. Form of Benefits. Benefits awarded under this Plan shall be in the form of either (a) Plan Units and fractions thereof, with each Plan Unit to be equivalent to one Share or (b) cash equivalent credits to the Cash Account.

Section 4. Stock Account. The Company shall maintain a Stock Account for each Participant. For each award of Plan Units, the Stock Account shall note the number of Plan Units and fractions thereof awarded, the date of the award, as well as the Fair Market Value that was used to determine the award of Plan Units and fractions thereof.

Section 5. Cash Account. The Company shall maintain a Cash Account for each Participant who receives an award under the Plan due to such individual’s participation in the Pension Plan. For each award to the Cash Account, the account shall note the amount credited, the date of the award and interest accrued according to this Section 5. Any amounts credited to the Cash Account shall earn interest at the Applicable Interest Rate in effect for each calendar year, which interest shall be credited in the same manner as credited to Participants’ accounts under the Pension Plan.

Section 6. Awarding of Plan Units. As of the Valuation Date, the Company will add to each Participant’s Stock Account that number of Plan Units and/or fractions thereof equal to the quotient of:

(a) the Employer Contribution Percentage of the Participant’s Affected Earnings divided by

(b) the Fair Market Value as of the Valuation Date.

Notwithstanding anything to the contrary herein, a Participant whose employer contributions to the Savings Plan have been limited by provisions of the Code applicable to contributions to qualified retirement plans other than the provisions of Section 401(a)(17) of the Code before such Participant would have otherwise been limited under Section 401(a)(17) of the Code shall be eligible for an award of Plan Units to the same extent as if such Participant had not first been limited by such other provisions. Notwithstanding the foregoing, for so long as the Valuation Date occurs less frequently than by each payroll period, no Participant shall be entitled to the foregoing award of Plan Units if such Participant has experienced a Termination of Employment before the applicable Valuation Date.

Except as otherwise provided in Section 9, whenever a dividend other than a dividend payable in the form of Shares is declared with respect to Ingersoll Rand’s Ordinary Shares, the number of Plan Units in the Participant’s Stock Account shall be increased by a number of Plan Units determined by dividing (i) the product of (A) the number of Plan Units in the Participant’s Stock Account on the related dividend record date and (B) the amount of any cash dividend declared by Ingersoll Rand on a Share (or, in the case of any dividend distributable in property other than Ordinary Shares, the per share value of such dividend, as determined by Ingersoll Rand for purposes of income tax reporting) by (ii) the Fair Market Value Per Share on the related dividend payment date.

Section 7. Awards to the Cash Account. As of each Valuation Date, the Company will add to the Cash Account of any Participant who suffered a reduction in employer credits to the Pension Plan as a result of the Statutory Reduction an amount equal to 3% of such Participant’s Affected Earnings. Notwithstanding anything to the contrary herein, a Participant whose employer contributions to the Pension Plan have been limited by provisions of the Code applicable to contributions to qualified retirement plans other than the provisions of Section 401(a)(17) of the Code before such Participant would have otherwise been limited under Section 401(a)(17) of the Code shall be eligible for an award under this Section 7 to the same extent as if such Participant had not first been limited by such other provisions.

Notwithstanding the foregoing, for so long as the Valuation Date occurs less frequently than by each payroll period, no Participant shall be entitled to an award if such Participant has experienced a Termination of Employment before the applicable Valuation Date.

Section 8. Vesting and Forfeitures. Any Participant who is employed by the Company or an Affiliate as of January 1, 2004 shall, subject to the last sentence of the first paragraph of Section 6 and the last sentence of Section 7, be 100% vested in their Cash and Stock Accounts at all times. Cash Account balances of those Participants who are first employed by the Company or an Affiliate (as such term is defined in the Pension Plan) after January 1, 2004 shall vest in accordance with the vesting rules in effect for the Pension Plan. Stock Account balances of those Participants who are first employed by the Company or an Affiliate (as such term is defined in the Savings Plan) after January 1, 2004 shall vest in accordance with the vesting rules in effect for the Savings Plan. Upon Termination of Employment of a Participant who is not vested in his or her Cash Account or Stock Account, such unvested accounts shall be forfeited as of thirty (30) days after the date of Termination of Employment. Notwithstanding the foregoing, forfeited balances in the Cash Account and Stock Account shall be subject to restoration in accordance with the rules regarding restoration of forfeited account balances in the Pension Plan and Savings Plan, respectively, including with respect to the Cash Account, restoration of interest credits that would have been earned during the period of forfeiture.

Section 9. Changes in Capital Structure. In the event of the payment of any dividend payable in, or the making of any distribution of, Shares to holders of record of Shares during the period any Plan Units awarded under the Plan are credited to a Participant’s Stock Account; or in the event of any stock split, combination of Shares, recapitalization or other similar change in the authorized capital stock of Ingersoll Rand or any tax-free distribution on the Shares or other transaction affecting the Shares during such period; or in the event of the merger or consolidation of the Company into or with any other corporation or the reorganization, dissolution or liquidation of the Company during such period; the Plan Administrator shall make an appropriate adjustment in the number of Plan Units credited to each Participant’s Stock Account and, to the extent such adjustment results in a cash credit to such Stock Account, may cause such cash amount to be deemed reinvested in Shares or may effect a transfer of such cash credit to the Participant’s Cash Account. Solely for purposes of determining the amount of any interest to be credited thereon, any amount transferred to a Participant’s Cash Account pursuant to the immediately preceding sentence shall be treated in the same manner as an addition to the Participant’s Cash Account pursuant to Section 7 made as of the effective date of the corresponding adjustment to the Participant’s Stock Account. Effective July 31, 2007, in connection with the WABCO Spin-Off, such adjustment shall be effected in the following manner: the number of Plan Units credited to a Participant’s Share Account on the first business day following the WABCO Spin-Off shall be equal to the product of (1) the number of Plan Units credited to the Participant’s Stock Account on July 31, 2007, the effective date of the WABCO Spin-Off, by (2) a fraction, the numerator of which is the closing price of a Share on July 31, 2007 (i.e., $54.05) and the denominator of which is the opening price of a Share on August 1, 2007 (i.e., $38.75).

Section 10. Distribution of a Participant’s Stock Account.

Subject to any distributions made in accordance with the transition relief promulgated under Section 409A of the Code, effective January 1, 2005, upon a Participant’s Termination of Employment, such Participant shall be entitled to a distribution of his Stock Account within forty-five (45) days thereafter , provided that, if the Participant (i) incurs a Separation from Service during 2007 and prior to Termination of Employment, any distribution to such Participant shall be made on the 90th day following the Participant’s Separation from Service; or (ii) incurs a Separation from Service after December 31, 2007 and has not completed three years of service at the date of such Separation from Service, but shall nonetheless vest in his Cash Account under Section 8, any distribution to such Participant shall be made on the first anniversary of the date of the Participant’s Separation from Service. Notwithstanding the immediately preceding sentence, effective January 1, 2005, if a Participant is a “key employee” under Section 416(i) of the Code for the relevant measuring period under Section 409A of the Code, any distribution hereunder other than in connection with the Participant’s death or Disability will be made no earlier than six months after the Participant’s Separation from Service. Any distribution under this Section 10 shall be in Shares, with one Share distributed for each unit in the Stock Account, and fractional units converted to cash based on the Fair Market Value as of the last business day of the month preceding the date of distribution. Notwithstanding the foregoing, so long as it will not cause Ingersoll Rand, the Company or Trane U.S. Inc. to breach any covenant or otherwise incur a default under any credit or other financing agreement to which it is a party, the Company may elect to pay the Participant the cash value of his Shares based on the Fair Market Value as of the last business day of the month preceding the date of distribution. Distributions shall be subject to all required tax withholdings, and for purposes of Stock Account distributions, the Stock Account shall be valued as of the last business day of the month preceding the date of distribution. In the event of distribution of a Participant’s Stock Account due to such Participant’s death, distribution under this Section 10 shall be made to the same person or persons to whom such Participant’s interest in the Savings Plan becomes payable as a result of such Participant’s death.

Section 11. Distribution of a Participant’s Cash Account.

Subject to any distributions made in accordance with the transition relief promulgated under Section 409A of the Code, effective January 1, 2005, upon a Participant’s Termination of Employment, such Participant shall be entitled to a distribution of the Actuarial Equivalent value of his Cash Account balance, if any, within forty-five (45) days thereafter, provided that, if the Participant (i) incurs a Separation from Service during 2007 and prior to Termination of Employment, any distribution to such Participant shall be made on the 90th day following the Participant’s Separation from Service; or (ii) incurs a Separation from Service after December 31, 2007 and has not completed three years of service at the date of such Separation from Service, but shall nonetheless vest in his Cash Account under Section 8, any distribution to such Participant shall be made on the first anniversary of the date of the Participant’s Separation from Service. Notwithstanding the immediately preceding sentence, effective January 1, 2005, if a Participant is a “key employee” under Section 416(i) of the Code for the relevant measuring period under Section 409A of the Code, any distribution hereunder (other than in connection with the Participant’s death or Disability will be made no earlier than six months after the Participant’s Separation from Service. “Actuarial Equivalent” shall have the same meaning as ascribed to such term in the Pension Plan and Actuarial Equivalent value shall be calculated in the same manner as for lump sum distributions from the Pension Plan. Any distribution under this Section 11 shall be in cash, subject to all required tax withholdings, and for purposes of Cash Account distributions, the Cash Account shall be valued as of the last business day of the month preceding the date of distribution. In the event of a distribution of a Participant’s Cash Account due to such Participant’s death, distribution under this Section 11 shall be made to the same person or persons to whom such Participant’s interest in the Pension Plan becomes payable as a result of such Participant’s death.

Section 12. Effective Date, Amendment and Termination. The Plan was first effective as of January 1, 1994. The Plan has been amended and restated from time to time, including to comply with the requirements of Section 409A of the Code. The current restatement is effective as of July 1, 2009. The Board may amend or terminate the Plan at any time; provided that, no such amendment or termination shall impair the rights of a Participant with respect to amounts then credited to his Account under the Plan.

Section 13. Administration. The Plan shall be administered by the Senior Vice President, Human Resources (the “Plan Administrator”) of Ingersoll-Rand Company or such person’s delegate(s). In addition to such functions and responsibilities specifically reserved to the Plan Administrator under the Plan, the Plan Administrator shall have full power and authority, subject to the provisions of the Plan, to determine any and all questions as to eligibility to participate in the Plan, the amounts to be credited to a Participant’s Account(s), a Participant’s right to receive a distribution from the Plan, to interpret and carry out the terms of the Plan, and to exercise discretion where necessary or appropriate in the interpretation of the Plan. All decisions by the Plan Administrator shall be final and binding on all affected parties. Claims made for benefits under the Plan shall be subject to the same claims and appeals procedures as the qualified plans.

Section 14. Miscellaneous.

a. Unfunded Plan. The Company shall not be obligated to fund its liabilities under the Plan, the Account(s) established for each Participant shall not constitute a trust, and a Participant shall have no claim against Ingersoll Rand, the Company or Trane U.S. Inc. or their assets other than as an unsecured general creditor. Without limiting the generality of the foregoing, the Participant’s claim at any time shall be for the amount credited to such Participant’s Stock Account and Cash Account at such time. Notwithstanding the foregoing, the Company may establish a grantor’s trust to assist it in meeting its obligations hereunder; provided, however, that in no event shall any Participant have any interest in such trust or property other than as an unsecured general creditor.

b. Non-Alienation. The right of a Participant to receive a distribution of the value of such Participant’s Account payable pursuant to the Plan shall not be subject to assignment or alienation.

c. No Right to Continued Employment. Nothing in this Plan shall be construed to give any Participant the right to continued employment by the Company or any of its affiliates.

d. Governing Law. This Plan and all rights and obligations hereunder shall be construed in accordance with and governed by the laws of the State of Delaware, to the extent such laws are not superseded by ERISA or other federal law. The Plan is intended to be a nonqualified deferred compensation plan maintained for a select group of management or highly compensated individuals.

e. Withholding. The Company shall provide for the withholding of any taxes required to be withheld by federal, state or local law in respect of any contribution, payment or distribution made pursuant to the Plan.

f. Compliance. The Plan Administrator shall impose such restrictions, limitations, rules and regulations as it may deem advisable in order to comply with the applicable federal securities laws, the requirements of the New York Stock Exchange or any other applicable stock exchange or automated quotation system, any applicable state securities laws, any provision of the Company Certificate of Incorporation of Bylaws, or any other law, regulation, rule, or binding contract to which the Company is subject. The Plan is intended to (i) be an excess parallel plan within the meaning of the New York Stock Exchange rules relating to shareholder approval of equity compensation plans and (ii) comply with the applicable requirements of Section 409A of the Code. Notwithstanding anything else contained herein to the contrary, the Company shall not be in breach of its obligations hereunder, nor liable for any interest or other payments, if it fails to make any payments hereunder on the stated date on which such payment is due, so long as such payment is made not later than the later of (i) 30 days after the date such payment would otherwise be due and (ii) the last day of the calendar year in which it is otherwise due hereunder.

IN WITNESS WHEREOF, the Company has caused this restatement to be executed by its duly authorized representative as of July 1, 2009.

Trane Inc.

By:	/s/ Barbara A. Santoro
Barbara A. Santoro
Vice President & Secretary

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